Exhibit 1.5
Date and Time : September 25, 2006 11:13 AM Pacific Time
[STAMP OF
BRITISH COLUMBIA]

Notice Of Alteration
Form 11
BUSINESS CORPORATIONS ACT
Section 257

Filed Date and Time:	September 25, 2006 11:13 AM Pacific Time

Alteration Date and Time:	Notice of Articles Altered on September 25, 2006 11:13 AM Pacific Time
NOTICE OF ALTERATION

Incorporation Number:	Name of Company:

C0630300	SUN MEDIA CORPORATION/CORPORATION SUN MEDIA
ALTERATION EFFECTIVE DATE:
The alteration is to take effect at the time that this application is filed with the Registrar.
ADD A RESOLUTION DATE:
Date(s) of Resolution(s) or Court Order(s) attaching or altering Special Rights and Restrictions attached to a class or a series of shares:
New Resolution Date:
September 25, 2006
AUTHORIZED SHARE STRUCTURE

1. 10,000,000,000	Class A Common Shares	Without Par Value

With Special Rights or
Restrictions attached

C0630300 Page: 1 of 2

2. 10,000,000,000	Class B Preferred Shares	Without Par Value

With Special Rights or
Restrictions attached

3. 10,000,000,000	Class C Preferred Shares	Without Par Value

With Special Rights or
Restrictions attached

1. 100	Class B Preferred Shares Series 1	Special Rights or
Restrictions are attached

C0630300 Page: 2 of 2

SUN MEDIA CORPORATION
(the « Corporation »)
WRITTEN RESOLUTIONS OF THE BOARD OF DIRECTORS
DATED AS OF SEPTEMBER 25, 2006

Pursuant to Section 140(3) of the Company Act (British Columbia)
ALTERATION OF ARTICLES
CREATION OF CLASS C PREFERRED SHARES SERIES 1
RESOLVED :
1.	THAT the Notice of Articles be altered as follows: to add a first Series 1 of Class C Preferred Shares which shall be restricted to 100 shares and shall be designated as “Class C Preferred Shares Series 1”.

2.	THAT Part 20 of the Articles are altered by adding the following after Section 20.13 :
CLASS C PREFERRED SHARES SERIES 1
20.14 The holders of record of the Class C Preferred Shares Series 1 shall be entitled to receive, in each fiscal year of the Corporation, a fixed cumulative preferential dividend at the rate of 11.25% per annum per share, calculated daily on the Redemption Price (as defined below) of the Class C Preferred Shares Series 1. Such dividends shall be cumulative from the respective date of issue of each Class C Preferred Shares Series 1.
For greater certainty, it is hereby declared that (a) wherever it is used in this Section 20.14, the expression “dividend at the rate of 11.25% per annum per share” shall mean, with respect to the Class C Preferred Shares Series 1, a dividend calculated at such rate for at least the number of days during which such share was outstanding in the fiscal year with respect to which the calculation is being made and (b) nothing herein contained or implied shall require prorating of dividends with respect to any share not outstanding during the entire period for or with respect to which such dividends are accrued. However, the directors of the Corporation may, at their discretion, prorate dividends with respect to any share not outstanding for the entire period for or with respect to which dividends are accrued if such right to prorate dividends was reserved by the Corporation at the time such shares were issued.

All dividends declared on the Class C Preferred Shares Series 1 shall be payable semi-annually on a cumulative basis on the 20th day of the months of June and December in every year, at such place as the directors of the Corporation may determine, in cash or by certified cheque, bank draft or wire transfer, provided that, in respect of any payment of dividends denominated in a currency other than Canadian dollars, the applicable exchange rate shall be that published by the Bank of Canada in effect on the date of payment.
The holders of Class C Preferred Shares Series 1 shall be entitled to receive only the aforementioned dividends. No dividends may be paid on any shares ranking junior to the Class C Preferred Shares Series 1, unless all dividends that have become payable on the Class C Preferred Shares Series 1 have been paid or set aside for payment.
20.15 The Corporation shall be entitled, at its discretion, subject to the provisions of the Act in this regard, to redeem at any time all or part of the Class C Preferred Shares Series 1 then outstanding upon giving notice as hereinafter provided, on payment to the holders of the Class C Preferred Shares Series 1 of an aggregate amount equal to the Redemption Price (as defined below) and any accrued but unpaid dividends on such Class C Preferred Shares Series 1 Shares being redeemed. In the case of partial redemption, the Class C Preferred Shares Series 1 to be redeemed shall be selected pro rata among the holders of all Class C Preferred Shares Series 1 then outstanding, except that, with the consent of all the holders of Class C Preferred Shares Series 1, the shares to be redeemed may be selected in another manner.
The Corporation shall, at least one (1) business day prior to the date fixed for redemption (the “Redemption Date”), give written notice, to each then registered holder of Class C Preferred Shares Series 1, of the Corporation’s intention to redeem such shares. Such notice shall set out the date and the place at which the redemption is to take place and where payment is to occur and, in the case of partial redemption, the number of shares to be redeemed from each such holder of Class C Preferred Shares Series 1. If notice of redemption is given as aforesaid and an amount sufficient to redeem the Class C Preferred Shares Series 1 called for redemption is deposited with the Corporation’s bankers or at any other place or places specified in the notice, on or before the Redemption Date, the holders of Class C Preferred Shares Series 1 shall, after the Redemption Date, no longer have any right in or against the Corporation, except the right to receive payment of the Redemption Price and any accrued but unpaid dividends on such Class C Preferred Shares Series 1 being redeemed, upon presentation and surrender of the certificates representing such number of shares to be redeemed.

20.16 Each holder of Class C Preferred Shares Series 1 shall be entitled, at such holder’s discretion, upon prior written notice of no less than one (1) business day to the Corporation, to require the Corporation to redeem all or part of such holder’s Class C Preferred Shares Series 1 for an aggregate amount equal to the Redemption Price (as defined below) and any accrued but unpaid dividends on such shares, payable, subject to the provisions of the Act in this regard, upon presentation and surrender by such holder of Class C Preferred Shares Series 1 of the certificates representing the number of Class C Preferred Shares Series 1 to be redeemed (the date on which such presentation and surrender occur being the “Retraction Date”). As of the Retraction Date, the Class C Preferred Shares Series 1 shall be considered redeemed, and the Corporation shall pay to such holder of Class C Preferred Shares Series 1 the Redemption Price (as defined below) and any accrued but unpaid dividends on such shares. In the event the Corporation is unable to pay the Redemption Price of the Class C Preferred Shares Series 1 on the Retraction Date, it shall forthwith give the holder of Class C Preferred Shares Series 1 written notice thereof.
20.17
(a) Redemption Price
The “Redemption Price” of each share corresponds to the amount paid for such share into the subdivision of the issued and paid-up share capital account relating to the Class C Preferred Shares Series 1 share, plus a premium equal to the amount by which the fair market value of the consideration received by the Corporation at the time such Class C Preferred Shares Series 1 share was issued exceeds the total of:
(i) the amount paid for such share into the subdivision of the issued and paid-up share capital account relating to the Class C Preferred Shares Series 1 Shares; and
(ii) the fair market value of any property, other than a Class C Preferred Shares Series 1 share, given by the Corporation in payment of such consideration.

(b) Determination of Fair Market Value of the Consideration
Upon issuance of the Class C Preferred Shares Series 1 shares, the Corporation and each subscriber of Class C Preferred Shares Series 1 Share shall determine, by mutual consent and in good faith, based on a method deemed fair and reasonable, the fair market value of each of the assets that form part of the consideration received by the Corporation at the time the Class C Preferred Shares Series 1 shares are issued.
(c) Adjustment of the Premium in Case of a Disagreement with the Department of Revenue
In the event of a disagreement with the federal or provincial department of revenue, or both, with respect to the appraisal of the fair market value of one or more of the assets that form part of the consideration received by the Corporation at the time the Class C Preferred Shares Series 1 shares are issued, the appraisal by such department shall prevail. The amount of the premium relating to the redemption of the Class C Preferred Shares Series 1 shares shall be adjusted accordingly if the department in question provides the Corporation and each holder of Class C Preferred Shares Series 1 shares, or, where all of the shares are redeemed, the Corporation and each former holder of Class C Preferred Shares Series 1 Shares, with the opportunity to contest the appraisal with the department or before the courts. Where the federal and provincial appraisals differ, the amount of the premium shall be equal to the lower appraisal established in accordance with an uncontested assessment or another final judgment, as the case may be.
If, before the Redemption Price provided for in the foregoing sentence is adjusted, the Corporation pays, in cash or any other form of consideration, to a holder of Class C Preferred Shares Series 1 shares, in connection with a redemption, retraction or purchase of Class C Preferred Shares Series 1 Shares, a sum for the Class C Preferred Shares Series 1 Shares that differs from the adjusted Redemption Price, the holder or the Corporation, as the case may be, shall immediately pay to the holder or the Corporation, as the case may be, the difference between the amount paid in connection with the redemption, retraction or purchase and the adjusted Redemption Price. Moreover, if, at the time of the adjustment, dividends have already been declared and paid on the Class C Preferred Shares Series 1 Shares, such dividends shall be adjusted so as to reflect the adjustment of the Redemption Price.
3.	THAT The Articles of the Company as altered pursuant to this resolution and in the form attached hereto are hereby approved.
THAT form of share certificate for the Class C Preferred Shares Series 1 in the capital of the Corporation, which is annexed hereto, be and is hereby approved and adopted and that the officers of the Corporation designated on the share certificates be and they are hereby authorized to sign the share certificates for and on behalf of the Corporation.
THAT any director or officer of the Company be and is hereby authorized to do all things and sign all documents necessary or incidental for the due carrying out of the foregoing resolution.

/s/ André Delisle	/s/ Jean La Couture

André Delisle	Jean La Couture

/s/ Serge Gouin	/s/ A. Michel Lavigne

Serge Gouin	A. Michel Lavigne

/s/ Pierre Francoeur	/s/ Pierre Karl Péladeau

Pierre Francoeur	Pierre Karl Péladeau